SALE-PURCHASE AGREEMENT

                                     between

                          MAIDEN LANE ASSOCIATES, LTD.,

                                   as seller,

                                       and

                              CERUZZI HOLDINGS LLC,

                                  as purchaser.

                                    Premises:

                               Two Soundview Drive

                             Greenwich, Connecticut

                               As of May 25, 2005



\88888888\735\101554.4



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                             SALE-PURCHASE AGREEMENT


     THIS SALE-PURCHASE AGREEMENT (this "Agreement"), made as of the 25th day of May, 2005, between MAIDEN LANE ASSOCIATES, LTD., a Delaware corporation, having an address at 100 Putnam Green, Greenwich, CT 06831 ("Seller"), and CERUZZI HOLDINGS LLC, a Connecticut limited liability company, having an address at 1720 Post Road, Fairfield, CT 06430 ("Purchaser").

                                            W I T N E S S E T H :
                                            - - - - - - - - - - -

     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Property (hereinafter defined) on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the mutual receipt and legal sufficiency of which the parties hereto hereby acknowledge, Seller and Purchaser hereby agree as follows:

     1. Sale-Purchase. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase and acquire from Seller, the following:

     A. The Land. The fee estate in and to that certain plot, piece and parcel of land located in the Town of Greenwich, County of Fairfield and State of Connecticut, more particularly described on Exhibit "A" attached hereto and made a part hereof (the "Land"), including any strips or gores adjacent thereto, together with all of Seller's right, title and interest, if any, in and to any land lying in the bed of any street, road or avenue, opened or proposed, public or private, in front of or adjoining the Land, to the center line thereof, and all right, title and interest, if any, of Seller in and to any award made or to be made in lieu thereof and in and to any unpaid award for damage to the Land by reason of change of grade of any street, subject, however, to the Permitted Exceptions (hereinafter defined);

     B. Improvements. All of Seller's right, title, and interest in and to the buildings and other improvements built on or attached to the Land (the "Improvements"), subject, however, to the Permitted Exceptions (the Land and the Improvements being collectively referred to herein as the "Real Estate");

     C. Fixtures. All of Seller's right, title, and interest in and to the fixtures built on or attached to the Real Estate (the "Fixtures"), subject, however, to the Permitted Exceptions;

     D. Personal Property. All of Seller's right, title, and interest in and to the equipment, furniture, machinery, furnishings, tools, spare parts, supplies and other articles of personal property owned by or hereafter acquired by Seller and located on the Real Estate and used in connection with the ownership maintenance, use, and operation of the Real Estate (the "Personal Property"), except for the items of Personal Property set forth on Exhibit "B" attached hereto and made a part hereof (the Fixtures and the Personal Property being

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collectively referred to herein as the "Additional  Property");  it being agreed that no portion of the Purchase Price (as hereinafter defined) is attributable to the Additional Property;

     E. Other Property. All of Seller's right, title and interest, if any, in and to all easements, rights of way, privileges, servitudes, appurtenances and other rights, if any, running with Seller's interest in the Real Estate, subject, however, to the Permitted Exceptions;

     F. Space Leases. All of Seller's right, title and interest under all leases or other agreements for the present or future use or occupancy of any space in the Improvements, in respect of which Seller holds the interest of the lessor thereunder, and all guaranties or other documents relating thereto (each, a "Space Lease"; collectively, the "Space Leases") that are in effect on the Closing Date (hereinafter defined);

     G. Security Deposits. All of Seller's right, title and interest to all money, negotiable instruments, and other security deposited by the tenants or occupants under the Space Leases (collectively, "Tenants") to secure performance of Tenants' obligations thereunder, to the extent such security remains in Seller's possession or control on the Closing Date, with all accrued interest thereon (to the extent that the applicable Space Leases require such interest to accrue for the benefit of Tenants) (collectively, the "Security Deposits");

     H. Contract Rights. All of Seller's right, title and interest in and to (i) any assignable guaranties, warranties, certificates, rights and privileges relating to the Improvements or the Additional Property, to the extent in effect on the Closing Date, (ii) any assignable licenses and permits relating to the Improvements or the Additional Property, to the extent in effect on the Closing Date, (iii) any deposits made by Seller (or Seller's predecessors-in-interest) with utility companies relating to the Improvements or the Additional Property, to the extent apportionment is made therefor under Section 6 hereof, (iv) any plans or specifications relating to the Improvements or the Additional Property, to the extent in Seller's possession or control on the Closing Date, and (v) any assignable trademarks, trade names, logos, or similar property relating to the Improvements or the Additional Property (the items described in clauses (i), (ii), (iii), (iv) and (v) above being collectively referred to herein as the "Contract Rights"); and

     I. Third-Party Contracts. All right, title and interest of Seller and/or Seller's agents in and to any third-party brokerage agreements, if any, relating to the Real Estate as listed on Exhibit "C" attached hereto and made a part hereof (such third-party brokerage agreements relating to the Real Estate together with any new contracts entered into under Section 13B hereof are collectively referred to herein as "Third-Party Contracts"), to the extent such contracts or agreements are in effect on the Closing Date (the items described in clauses A through I of this Section 1 being collectively referred to herein as the "Property").

     2. Purchase Price Subject to adjustment as hereinafter provided, the purchase price for the Property is Twenty Eight Million Two Hundred Thousand Dollars ($28,200,000.00), legal currency of the United States of America (the "Purchase Price"), payable as follows: (A) an amount equal to One Million Dollars ($1,000,000.00), legal currency of the United States of America (the "Down payment"), on the date hereof, payable by wire transfer of immediately available federal funds to the account designated by Wiggin and Dana LLP, as escrow agent ("Escrow Agent"), or by check, subject to collection, to the order of Escrow Agent, to be held by Escrow Agent pursuant to and in accordance with

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the provisions of this  Agreement;  and (B) the balance of the Purchase Price on the date that the Closing (hereinafter defined) occurs by wire transfer of immediately available federal funds to the account or accounts designated by Seller or, at Seller's option, by unendorsed certified or cashier's check or checks payable to the order of, or at the direction of, Seller and drawn on a commercial bank which is a member of the New York Clearinghouse Association.

     3. Permitted Exceptions. Subject to the terms of Section 9 hereof, the Real Estate and the Fixtures shall be sold, and title thereto conveyed, subject only to the matters set forth on Exhibit "D" attached hereto and made a part hereof (collectively, the "Permitted Exceptions").

     4. The Closing; Closing Date. Subject to the provisions of this Section 4, the consummation of the sale transaction contemplated hereby (the "Closing") shall take place at 10:00 A.M. on July 6, 2005. (time being of the essence with respect to Purchaser's obligation to consummate this transaction). The Closing shall take place at the offices of Wiggin and Dana LLP, 400 Atlantic Street, Stamford, CT 06901 (the date upon which the Closing occurs being referred to herein as the "Closing Date").

     5. Violations. Subject to the terms hereof, all violations of law or municipal ordinances, orders or requirements noted in or issued by the departments of buildings, fire, labor, health or other federal, state, county, city or other departments and governmental agencies having jurisdiction against or affecting the Property (collectively, the "Violations"), noted against the Property prior to the date hereof, other than Violations which a Tenant is responsible for complying with pursuant to the terms of its Space Lease (collectively, the "Existing Violations"), shall be complied with by Seller, at its sole cost and expense, on or before the Closing Date, or, at Seller's sole option, at the Closing, Purchaser shall receive a credit against the Purchase Price payable by Purchaser pursuant to Section 2 hereof in an amount equal to the cost of compliance for those Existing Violations which have not been complied with on or before the Closing Date. If Seller and Purchaser shall be unable to agree upon the cost of complying with such Existing Violations, Seller shall, at its sole cost and expense, retain an independent engineer that is reasonably designated by Seller (the "Violations Engineer"), to estimate such cost, and the credit to be received by Purchaser under this Section 5 shall be an amount equal to the Violations Engineer's final determination of such cost of compliance. Any Violations noted against the Property on or after the date hereof shall be the sole responsibility of Purchaser and Purchaser shall accept title to the Property subject to such Violations without any abatement of the Purchase Price.

     6. Apportionments.

     A. Subject to the terms of this Section 6, the following items, without duplication, are to be apportioned between Seller and Purchaser with respect to the Property as of 11:59 p.m., New York City time, on the date immediately prior to the Closing Date, and at the Closing the net amount thereof shall either be
(x) paid by Purchaser to Seller by wire transfer of immediately available federal funds to a bank account designated by Seller or, at Seller's option, by unendorsed certified or cashier's check or checks payable to the order of, or at the direction of, Seller and drawn on a commercial bank which is a member of the New York Clearinghouse Association, or (y) credited by Seller against the Purchase Price:
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     (i) real property taxes and  assessments  (including,  if  applicable,  any business personal property assessment);

     (ii) water rates and charges, except those required to be paid by Tenants directly to the entity imposing same;

     (iii) sewer taxes and rents, except those required to be paid by Tenants directly to the entity imposing same;

     (iv) fuel and all other utilities, including, without limitation, taxes thereon;

     (v) deposits on account with any utility company servicing the Property, to the extent transferred to Purchaser;

     (vi) deposits on account with any municipality having jurisdiction over the Property, to the extent transferred to Purchaser;

     (vii) rents and charges under the Space Leases in effect on the Closing Date, if, as and when collected;

     (viii) annual permit, license and inspection fees, if any, on the basis of the fiscal year for which levied, if the rights with respect thereto are transferable to Purchaser;

     (ix) charges under the Third-Party Contracts that are in effect on the Closing Date;

     (x) inventory in unopened packages; and

     (xi) all other items that reasonably require apportionment in accordance with local custom and practice to effectuate the transactions contemplated hereby.

     Seller  and  Purchaser  shall  adjust  any  apportionments  made under this
Section 6 after the Closing to account for errors or incorrect estimates made as of the Closing Date (it being agreed that the parties' aforesaid agreement to make such adjustments shall survive the Closing for a period of twelve (12) months).

     B. Governmental Charges. Apportionment of real property taxes, water rates and charges, sewer taxes and rents and other similar items shall be made on the basis of the fiscal year for which assessed. If the Closing Date occurs before the real property taxes, water rates and charges, sewer taxes and rents or similar items with respect to the Property are finally fixed for the fiscal year in which the Closing occurs, then the apportionments thereof made at the Closing shall be made on the basis of the real property taxes, water rates and charges, sewer taxes and rents or other similar items, as the case may be, for the preceding fiscal year applied to the latest assessed valuation. After the real property taxes, water rates and charges, sewer taxes and rents or similar items, as the case may be, are finally fixed for the fiscal year in which the Closing

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occurs,  Seller and Purchaser  shall make a recalculation  of the  apportionment thereof based on the amounts finally fixed for the fiscal year in which the Closing occurs, and Seller or Purchaser, as the case may be, shall make an appropriate payment to the other party based on such recalculation. Seller or its representatives shall have the right (x) at any time before the Closing, to institute tax reduction or other proceedings to reduce the assessed valuation of the Real Estate with respect to the period ending at the end of the fiscal year in which the Closing occurs, or (y) to continue, after the Closing, any such proceedings commenced by Seller prior to the Closing, provided that such proceeding shall not be finally settled by Seller without the prior consent of Purchaser, which consent shall not be unreasonably withheld. If Purchaser, at any time following the Closing, shall institute tax reduction or other proceedings to reduce the assessed valuation of the Real Estate with respect to the period ending at the end of the fiscal year in which the Closing occurs, such proceeding shall not be finally settled by Purchaser without the prior consent of Seller, which consent shall not be unreasonably withheld. If any refund of any real property tax, water rates and charges, sewer taxes and rents or similar items is issued after the Closing Date for any period including the period prior to the Closing Date, such refund shall be applied as follows:
first, to the cost incurred in obtaining such refund; second, to any amount required to be refunded to the Tenants in accordance with the terms of the Space Leases, to the extent applicable; and, third, the balance of such refund, if any, shall be apportioned between Seller, for the period prior to the Closing Date, and Purchaser, for the period from and after the Closing Date.

     C. Water Meters. If there shall be any meters measuring water consumption at the Real Estate (other than meters measuring water consumption which is the obligation of a Tenant), Seller shall attempt to obtain meter readings to a date that is no more than thirty (30) days before the Closing, and, if such readings are obtained, the unfixed water rates and charges and sewer taxes and rents, if any, based thereon for the intervening time, shall be apportioned on the basis of such readings, or if such readings are not obtained, the unfixed water rates and charges and sewer taxes and rents, if any, shall be apportioned upon the last meter readings.

     D. Payment of Certain Items. The amount of any unpaid taxes, assessments, water rates and charges, sewer taxes and rents and any other similar items which Seller is obligated to pay and discharge with respect to the Real Estate, with interest and penalties thereon to the Closing Date, may, at the option of Seller, be allowed to Purchaser out of the Purchase Price, provided that official bills therefor with interest and penalties thereon are furnished by Seller at the Closing. Purchaser, if request is made at least two (2) business days prior to the Closing, shall provide Seller at the Closing with separate wire transfers of immediately available federal funds and/or certified and/or official bank checks drawn on, or by, a commercial bank that is a member of the New York Clearinghouse Association, payable as directed by Seller, in an aggregate amount not exceeding the balance of the Purchase Price due to Seller at the Closing, to facilitate the satisfaction of any of the aforesaid taxes, assessments, water rates and charges, sewer taxes and rents and other similar items and any interest and penalties thereon to the Closing Date. Without limiting the foregoing, Seller is solely obligated to pay and discharge any of the aforesaid taxes, assessments, water rates and charges, sewer taxes and rents and other similar items affecting the Real Estate that are delinquent as of the Closing Date, subject to apportionment as herein provided.

     E. Fuel Oil. Fuel oil, if any, owned by Seller and located at the Real Estate on the Closing Date shall be adjusted at the cost thereof to Seller on a first in-first out basis. Seller shall arrange for the amount of fuel oil to be

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determined in writing by the fuel company  presently  supplying fuel to the Real
Estate as of a date which is not more than five (5) business days prior to the Closing Date.

     F. Assessments. If, on the Closing Date, the Real Estate, or any part thereof, is affected by any real property tax assessments, then Seller shall pay such assessments; provided, however, that if such assessments are payable in installments, then Seller shall pay such installments due prior to the Closing Date, and Purchaser shall pay such installments due after the Closing Date.

     G. Escalation Rents. Seller shall be entitled to all escalation rents with respect to any Space Lease for any fiscal year ending prior to the Closing Date. At the end of the fiscal year during which the Closing occurs with respect to which escalation rents are payable under each Space Lease, there shall be a calculation of the portion of such escalation rents to which Seller shall be entitled, which portion shall be equal to a fraction, the numerator of which is the number of days in said fiscal year under the applicable Space Lease which elapsed prior to the Closing Date and the denominator of which is the total number of days in said fiscal year during which the Space Lease was in effect, and Purchaser shall be entitled to the remaining portion of such escalation rents. If Seller has received escalation rents with respect to any Space Lease for such fiscal year in excess of the amount to which it is entitled pursuant hereto, such excess shall be paid by Seller to Purchaser within ten (10) business days after notice to Seller of such calculation. If Purchaser has received escalation rents with respect to any Space Lease for such fiscal year in excess of the amount to which it is entitled pursuant hereto, such excess shall be paid by Purchaser to Seller within ten (10) business days after the later of (a) Purchaser's receipt of such excess of escalation rents, and (b) the date of such calculation.

     H. Collection of Rents. To the extent that pursuant to the provisions hereof Seller is entitled to any portion of rents or charges payable under the Space Leases after the Closing, Purchaser shall bill Tenants for all rents and charges as provided by their respective Space Leases and Purchaser shall use commercially reasonable efforts to collect any and all rents and charges due pursuant thereto. Purchaser, without Seller's prior written consent, may not settle or compromise any rents or charges which are due and payable from Tenants who have rents or charges outstanding for any period prior to the Closing Date. Any amounts collected by Purchaser as a result of such collection efforts or any legal proceeding shall be applied first toward Purchaser's reasonable attorneys' fees and other reasonable costs of collection incurred in connection therewith and then in accordance with the provisions of Paragraph 6I hereof.

     I. Application of Rents and Charges Under Space Leases. From and after the Closing Date, all rent and charge collections with respect to the Property shall be applied in the following order (notwithstanding any designation by the remitting Tenant), whether received by, on behalf of or at the direction of Seller or Purchaser: (i) first to the calendar month during which the Closing Date occurs, (ii) then to any calendar month or months following the calendar month during which the Closing Date occurs for which rent is then due and payable, and (iii) finally to any arrears for the period before the calendar month during which the Closing Date occurs. All such unpaid rents and other charges collected from Tenants shall be remitted promptly after collection to
(i) Seller to the extent that Seller has the right thereto and (ii) Purchaser to the extent that Purchaser has the right thereto. Nothing contained herein shall be construed to prohibit Seller from bringing or pursuing an action for money

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damages against any Tenant after the Closing by reason of such Tenant's  failure to pay rent or charges for any period prior to the Closing Date; provided, however, Seller shall not seek to terminate the applicable Space Lease or evict the applicable Tenant.

     J. Letters of Credit as Security under Space Leases. If a Tenant has deposited with Seller a letter of credit as security for the performance of such Tenant's obligations under the applicable Space Lease (a "Tenant L/C"), Seller shall use reasonable efforts to (i) compel such Tenant to cause the bank which issued such Tenant L/C to issue an amendment to such Tenant L/C or issue a new Tenant L/C naming Purchaser as the beneficiary thereunder effective as of the Closing Date or (ii) execute instruments of assignment of Seller's interest under such Tenant L/C at or prior to Closing. If Seller is unable to provide for the transfer of Seller's interest in any Tenant L/C as provided in clauses (i) or (ii) of this Section 6J at or prior to Closing, then (a) Seller shall cooperate with Purchaser in arranging for the assignment to Purchaser of the beneficiary's interest under such letter of credit (or the re-issuance to Purchaser of such letter of credit) promptly following the Closing and (b) if requested by Purchaser, upon the default by a Tenant under its Space Lease, Seller shall present the Tenant L/C for payment and Purchaser shall indemnify Seller for, and hold Seller harmless against, any and all loss, liability, costs or expenses (including reasonable attorneys' fees and disbursements) incurred in connection such presentment.

     K. Survival. The provisions of this Section 6 shall survive the Closing.

     7. Closing Documents.

     A. At the Closing, Seller, at Seller's sole cost and expense, shall deliver to Purchaser the following:

     (i) a certificate of Seller certifying that the execution and delivery of the documents by Seller set forth herein have been duly authorized by all necessary action of Seller and that such documents have been duly executed and delivered by Seller;

     (ii) a Deed (the "Deed"), in the form of Exhibit "E" attached hereto and made a part hereof, duly executed and acknowledged by Seller, so as to convey to Purchaser all of Seller's right, title and interest in and to the Real Estate, subject only to the Permitted Exceptions;

     (iii) State of Connecticut Real Estate Conveyance Tax Return, to the extent required in connection with the consummation of the transaction contemplated hereby, duly executed by Seller;

     (iv) a Real Estate Conveyance Tax Statement  addressed to the Town Clerk of
Greenwich,   Connecticut,   to  the  extent  required  in  connection  with  the
consummation of the transaction contemplated hereby, duly executed by Seller;

     (v)  any  additional  documents  promulgated  by  the  Town  of  Greenwich,
Fairfield County or the State of Connecticut, to the extent required in connection with the consummation of the transaction contemplated hereby, duly executed by Seller;
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     (vi) a  "non-foreign  person  affidavit"  that  meets the  requirements  of
Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended (the "Tax Code"), containing Seller's taxpayer identification number;

     (vii) a bill of sale, in the form of Exhibit "F" attached hereto and made a part hereof, duly executed by Seller, so as to convey to Purchaser all of Seller's right, title and interest in and to the Personal Property existing as of the Closing Date, free and clear of all liens and encumbrances other than the Permitted Exceptions;

     (viii) an Assignment and Assumption of Space Leases (the "Assignment and Assumption of Space Leases"), in the form of Exhibit "G" attached hereto and made a part hereof, duly executed by Seller, so as to assign to Purchaser from and after the Closing Date all of Seller's right, title and interest as lessor under the Space Leases (including, without limitation, any guaranties or other documents relating thereto) that are in effect as of the Closing Date;

     (ix) the Security Deposits theretofore paid in cash to Seller, to the extent held by Seller at the time of Closing, together with an accounting certified by Seller of the disposition, if any, of such Security Deposits, and any Tenant L/C issued, amended or to be assigned pursuant to the terms of
Section 6J of this Agreement;

     (x) all Tenant Estoppel Certificates received prior to the Closing Date that have been not theretofore been delivered to Purchaser;

     (xi) a notice executed by Seller and addressed to the Tenants under the Space Lease in effect on the Closing Date, informing such Tenants of the sale of the Property to Purchaser, of the name and notice address of the Purchaser as successor landlord under the Space Leases and that the Security Deposits then held by Seller, if any, have been assigned to Purchaser and directing such Tenants to make all payments thereafter coming due under the Space Leases to Purchaser or as Purchaser may otherwise direct;

     (xii) an  Assignment  and  Assumption  of Contract  Rights and  Third-Party
Contracts (the "Assignment and Assumption of Contract Rights and Third-Party Contracts"), in the form of Exhibit "H" attached hereto and made a part hereof, duly executed by Seller and/or Seller's agent, as the case may be, so as to assign to Purchaser from and after the Closing Date all of Seller's right, title and interest in and to the Contract Rights and Third-Party Contracts that are in effect on the Closing Date;

     (xiii) a certificate, from Seller, restating on and as of the Closing Date, the representations made by Seller in Section 11A hereof, except that Seller, in such certificate, may modify the representations made by Seller in clauses (vi),
(viii), (ix), (x), (xi), (xii) and (xiii) of Section 11A hereof to reflect facts and circumstances that exist on and as of the Closing Date (such certificate being referred to herein as the "Seller's Update Certificate"), it being understood that nothing contained in this clause (xiii) shall relieve Seller of its obligation to comply with all covenants of Seller expressly set forth herein;

     (xiv) any originally executed counterparts in the possession of Seller or Seller's agents, or, in lieu thereof, true and correct copies, of the Space Leases, if any, that are in effect on the Closing Date;

     (xv) Seller's counterparts of all other Tenants' records and documents to the extent in the possession of Seller or Seller's agents, including but not limited to all licenses and permits and Tenants' insurance policies, certificates and endorsements, if any, in the possession of Seller or Seller's agents;

     (xvi) any originally executed counterparts in the possession of Seller or Seller's agents, or, in lieu thereof, true and correct copies, of the documents comprising the Contract Rights and Third-Party Contracts, if any, that are in effect on the Closing Date;

     (xvii) to the extent in the possession of Seller or Seller's agents, all keys or key cards and alarm codes to, and all combinations to, any locks on, all entrance doors to, and any equipment and utility rooms located in, the Improvements, appropriately tagged for identification;

     (xviii) to the extent in the possession of Seller or Seller's agents, any as-built plans and specifications, mechanical, electrical and plumbing layouts and operating manuals, surveys and certificates of occupancy relating to the Property; and

     (xix) any other documentation reasonably required to consummate the transactions contemplated by this Agreement.

     B. At the Closing, Purchaser, at Purchaser's sole cost and expense, shall deliver to Seller the following:

     (i) in accordance with and subject to adjustment as provided in this Agreement, the balance of the Purchase Price;

     (ii) Purchaser's organizational documents, resolutions and consents, as applicable, certified by a general partner, managing member or officer, as the case may be, of Purchaser as true, correct and complete, which evidence and certify that the execution and delivery by Purchaser of this Agreement and the documents set forth herein have been duly authorized by all necessary action of Purchaser and that this Agreement and such documents have been duly executed and delivered by Purchaser;

     (iii) any documents promulgated by the Town of Greenwich, Fairfield County or the State of Connecticut, to the extent required in connection with the consummation of the transaction contemplated hereby, duly executed by Purchaser;

     (iv) the Assignment and Assumption of Space Leases, duly executed and acknowledged by Purchaser;

     (v) the Assignment and Assumption of Contract Rights and Third-Party Contracts, duly executed by Purchaser;

     (vi) a certificate, from Purchaser, restating on and as of the Closing Date the accuracy of the representations made by Purchaser in Section 11C hereof (such certificate being referred to herein as the "Purchaser's Update Certificate"); and

     (vii) any other documentation reasonably required to consummate the transactions contemplated by this Agreement.

     C. At the Closing, Seller shall pay, to the extent applicable, the State of Connecticut Real Estate Conveyance Tax and the Municipal Connecticut Real Estate Conveyance Tax. The provisions of this Section 7C shall survive the Closing.

     D. At the Closing, Purchaser shall pay any applicable (i) title insurance costs, (ii) survey fees, and (iii) recordation fees.

     8. Estoppel Letters.

     A. Prior to the Closing, Seller shall request an estoppel letter, in the form that each Tenant is required to execute and deliver under its applicable Space Lease or, if none, substantially in the form attached hereto as Exhibit "I", from each Tenant under a Space Lease that is then in effect (each, a "Tenant Estoppel Letter"; collectively, "Tenant Estoppel Letters"). Seller shall deliver to Purchaser copies of the Tenant Estoppel Letters received by Seller (if any) promptly after Seller's receipt thereof. In the event that Seller, as of the Closing Date, has not received and delivered to Purchaser Tenant Estoppel Letters from all of the Tenants under the Space Leases set forth on Exhibit J attached hereto that are in effect on the Closing Date (such Tenants herein referred to as the "Major Tenants"), or if the Tenant Estoppel Certificate obtained from any Major Tenant omits or fails to address a required item, Seller may, at its sole option, deliver to Purchaser, in lieu thereof, a written certificate or certificates of Seller (each, a "Seller's Estoppel Certificate" and collectively, "Seller's Estoppel Certificates") certifying and representing to Purchaser all of the items required to be addressed in such Tenant Estoppel Certificate (or the items required that are omitted or not fully addressed in the Tenant Estoppel Certificate obtained by Seller, as the case may be). In the event that Seller, at the Closing, is unable to deliver to Purchaser Tenant Estoppel Letters from each of the Major Tenants as required hereunder and elects not to deliver Seller's Estoppel Certificates as permitted above, Purchaser may, at its option, terminate this Agreement by giving notice thereof to Seller.

     B. Seller's liability under any Seller's Estoppel Certificate shall survive the Closing only until the earliest to occur of (i) the one hundred eightieth (180th) day following the Closing Date (the "Outside Date"), (ii) the date that the term of the applicable Space Lease expires or earlier terminates and (iii) the date that the Tenant under the applicable Space Lease executes a Tenant Estoppel Letter in form required hereunder that is delivered to Purchaser.
Seller's liability under Seller's Estoppel Certificates shall be limited as provided in Section 11B hereof, and each Seller Estoppel Certificate shall so recite.

     C. If this Agreement is terminated by Purchaser pursuant to Section 8A hereof, then, subject to the terms of Section 15 hereof, Escrow Agent shall return the Down payment (together with all interest thereon, if any) to Purchaser, and thereupon, no party shall have thereafter any continuing rights, duties or obligations hereunder, other than any such rights, duties or obligations that are expressly stated in this Agreement to survive the termination hereof.

     9. Title Insurance.

     A. Within five (5) days after the execution and delivery of this Agreement, Purchaser shall order from a reputable title insurer licensed to do business in Connecticut (the "Title Insurer") a title insurance report and commitment for a title insurance policy with respect to the interests in the Real Estate to be conveyed by Seller to Purchaser hereunder, which policy shall be in the form currently used by reputable title insurers in the State of Connecticut (such report and such commitment and any updates thereto issued by the Title Insurer in connection with this Agreement being referred to herein as the "Commitment"), and Purchaser, within three (3) business days after Purchaser's receipt of the Commitment, shall furnish a copy thereof, together with copies of all Exceptions (hereinafter defined) listed thereon, to Seller's attorneys. Purchaser shall also provide to Seller's attorneys a copy of any update to the Commitment issued by the Title insurer on or prior to the Closing Date (an "Update"), together with copies of all Exceptions listed thereon that Purchaser has not previously delivered copies of to Seller, promptly after Purchaser's receipt thereof. Except as expressly provided in this Agreement, Seller shall have no obligation to remove any Exception. If the Commitment or any Update discloses any Exception that is not a Permitted Exception and to which Purchaser objects, then Purchaser shall give a written notice (a "Title Notice") to Seller on or prior to the tenth (10th) day after the date upon which Purchaser receives the Commitment or the Update first containing such Exception (but in any event not later than the Closing), as applicable, which notice shall identify any such Exception. Any Exceptions contained in the Commitment or any Update not included in a Title Notice timely given in accordance with the preceding sentence shall be deemed Permitted Exceptions. If Seller elects not to eliminate any Exception set forth in a Title Notice that is not a Permitted Exception and that Seller is not obligated to remove pursuant to this Section 9, then Seller shall so notify Purchaser within fifteen (15) days after Seller's receipt of such Title Notice (but in any event not later than the Closing); provided, however, if Seller fails to so notify Purchaser within such 15-day period, Seller shall be deemed to have elected not to eliminate such Exception. Purchaser, within ten (10) days after Seller's giving of such notice, or failure to give such notice, but in any event not later than the Closing, shall either (i) elect to terminate this Agreement by notice given to Seller, in which event the provisions of Section 10 hereof shall apply, or (ii) elect to accept title to the Property subject to such Exception, without any abatement of the Purchase Price (it being understood that if Purchaser elects, or is deemed to have elected, to proceed under this clause (ii), then such Exception shall constitute a Permitted Exception for purposes hereof). If Purchaser fails to make such election to terminate this Agreement within such ten (10) day period, then Purchaser shall be deemed to have elected clause (ii) above with the same force and effect as if Purchaser had elected clause (ii) within such ten (10) day period.

     B. Notwithstanding anything to the contrary contained in Section 9A hereof, if the Commitment discloses judgments, bankruptcies or other returns against other persons or entities having names the same as or similar to that of Seller, then Seller, on request and to the extent applicable, shall deliver to Purchaser or the Title Insurer affidavits to the effect that such judgments, bankruptcies or other returns are not against Seller. In addition, if the Commitment or any Update discloses any exception, lien, mortgage, security interest, claim, charge, reservation, lease, tenancy, occupancy, easement, right of way, encroachment, restrictive covenant, condition, limitation or other encumbrance affecting the Property (collectively, "Exceptions"), other than the Permitted Exceptions, which in each case (a) may be eliminated solely by delivery of an affidavit reasonably requested by the Title Insurer that can be delivered by Seller or by reference to the title policy insuring Seller's interest in the

Property, (b) Seller willfully placed of record, or (c) may be satisfied by the payment of a liquidated sum of money not in excess of One Hundred Thousand Dollars ($100,000), in the aggregate with all other Exceptions (an Exception meeting the criteria set forth in clauses (a), (b) or (c) being referred to as a "Removable Exception"), then, in any such case, Seller shall take such action as is required on the part of Seller to have such Exception removed by the Title Insurer.

     C. Seller shall exercise due diligence in removing any Removable Exceptions and any Exceptions that Seller elects to remove pursuant to this Section 9; provided, however, that Seller shall be entitled to one (1) or more adjournments of the Closing for a period of time not to exceed sixty (60) days in the aggregate in order to remove any Removable Exceptions or any Exceptions that Seller elects to remove pursuant to this Section 9. If Seller is unable to remove, or cause the removal of, any Exception (which is not a Permitted Exception or a Removable Exception), then Seller shall so notify Purchaser, and Purchaser, within ten (10) days thereafter, but in any event not later than the Closing, shall either (i) elect to terminate this Agreement by notice given to Seller, in which event the provisions of Section 10 hereof shall apply, or (ii) elect to accept title to the Property subject to such exception, without any abatement of the Purchase Price (it being understood that if Purchaser elects, or is deemed to have elected, to proceed under this clause (ii), then such exception shall constitute a Permitted Exception for purposes hereof). If Purchaser shall not make such election to terminate this Agreement within such ten (10) day period, then Purchaser shall be deemed to have elected clause (ii) above with the same force and effect as if Purchaser had elected clause (ii) within such ten (10) day period.

     10. Return of Downpayment. Subject to Seller's obligations under Section 9 hereof, if Seller is unable to convey title to the Real Estate in accordance with the terms of this Agreement and if Purchaser is entitled to and elects to terminate this Agreement in accordance with Section 9 hereof, or if Purchaser otherwise terminates this Agreement pursuant to any right to do so in accordance with the provisions hereof, then Seller shall cause Escrow Agent to refund to Purchaser the Down payment (together with all interest thereon, if any), whereupon this Agreement shall terminate and neither party to this Agreement shall thereafter have any rights or obligations hereunder, at law or in equity for damages or otherwise (other than any such rights or such obligations which are expressly stated in this Agreement to survive the termination hereof).

     11. Representations.

     A. Subject to Section 11B hereof, Seller hereby represents and warrants to Purchaser that:

     (i) Seller is a corporation, duly organized and validly existing under the laws of the State of Delaware. Seller's tax identification number is 13-3511841;

     (ii) Seller has the power and authority to own and operate the Property and to execute and deliver, and perform Seller's obligations under, this Agreement;

     (iii)  Seller's   execution  and  delivery  of  this  Agreement,   and  the
performance of Seller's obligations hereunder, have been authorized by all necessary action on the part of Seller;

     (iv) all necessary consents for Seller to enter into this Agreement and perform its obligations hereunder have been obtained;

     (v) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller do not violate any provision of, or cause a default under, or result in the acceleration of any obligation under, any agreement which will be in effect on and after the Closing to which Seller is a party or any law, statute, rule, ordinance, regulation or requirement by which Seller or the properties, assets, business or operations of Seller may be bound or affected, do not require the consent or approval of any court, administrative or governmental authority and do not result in the creation or imposition of any lien or equity of any kind whatsoever upon, or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to, any agreement to which Seller is a party or the business or operations of Seller or any of its properties or assets which in any such case are material to the Property;

     (vi) Exhibit "K" attached hereto and made a part hereof is a true, correct and complete, in all material respects, list of all Space Leases that are currently in effect, including, without limitation, any amendments, modification and supplements thereto, and any related guaranties;

     (vii) the copies of the Space Leases heretofore delivered to Purchaser by or on behalf of Seller are true, correct and complete in all material respects;

     (viii) except as otherwise indicated on Exhibit "L" attached hereto and made a part hereof, (A) Seller has not received any written notice from any Tenant under any currently effective Space Lease that Seller is in default in any material respect of any material obligations of Seller to such Tenant under such Space Lease which default has not been cured, and (B) Seller has not delivered any written notice to a Tenant under a Space Lease that such Tenant is in default in any material respect of any material obligations of such Tenant under such Space Lease which default has not been cured;

     (ix) no Tenant is entitled to rent concessions, rebates, rent abatements, rights of set-off or offset against rent or tenant improvement allowances except, in each case, as set forth in the applicable Space Lease;

     (x) Purchaser will have no obligation to pay brokerage commissions after the Closing either (a) upon any extension or renewal of, or election of a Tenant not to exercise any cancellation rights under, any Space Lease that is currently in effect, or (b) upon the exercise of any option to lease additional space in the Improvements contained in any Space Lease that is currently in effect by the landlord or Tenant under such Space Lease, except in either case as set forth in the applicable Third-Party Contracts listed on Exhibit "C" attached hereto;

     (xi) there is no money or other security, including Tenant L/Cs, deposited by Tenants with Seller as lessor under the current Space Leases to secure performance of Tenants' obligations thereunder, other than as set forth on Exhibit "M" attached hereto and made a part hereof;

     (xii) the copies of the Third-Party Contracts heretofore delivered to Purchaser are true, correct and complete;

     (xiii) Seller is not a party to any pending action, suit, condemnation or eminent domain proceeding, or other litigation or proceeding with respect to the Property which is reasonably likely to have a material adverse effect on Seller's ability to close on the sale of the Property; and

     (xiv) Seller is not the subject of any proceeding pursuant to the United States Bankruptcy Code of 1978, as amended

     B. The representations set forth in Section 11A hereof, as updated by the Seller's Update Certificate, shall survive the Closing until the Outside Date. Within ten (10) days after Purchaser's discovery of any misrepresentation of Seller made under Section 11A hereof, as updated by the Seller's Update Certificate, or any misrepresentation under a Seller's Estoppel Certificate (collectively, "Seller Misrepresentations"), but in no event later than the Outside Date, Purchaser shall give Seller written notice identifying such Seller Misrepresentation. Notwithstanding anything herein to the contrary, Seller's liability for Seller Misrepresentations shall not exceed an amount equal to One Million and 00/100 Dollars ($1,000,000.00) in the aggregate. Purchaser shall not make any claim and is not entitled to any damages or remedies against Seller with respect to any Seller Misrepresentations, unless and until Purchaser's actual damages (but not compensatory, consequential or punitive damages) resulting from all such claims exceed an amount equal to Fifty Thousand and 00/100 Dollars ($50,000.00) in the aggregate, after considering any recovery Purchaser obtains from any title insurance coverage or other remedies Purchaser may have in connection with such claims, which remedies, if any, Purchaser shall pursue prior to bringing any claim against Seller. Any claim by Purchaser with respect to Seller Misrepresentations shall be effective and valid only if made in writing against Seller on or prior to the Outside Date. Seller shall have a reasonable period of time (not to exceed one hundred twenty (120) days) after receipt of written notice of such a claim to cure any Seller Misrepresentation resulting in such claim. If (x) Purchaser, at any time prior to the Closing, has actual knowledge that any of the representations set forth in Section 11A hereof or in any Seller's Estoppel Certificate were untrue in any material respect when made (or Purchaser is deemed to have knowledge that any of the representations set forth in Section 11A hereof or in any Seller's Estoppel Certificate were untrue in any material respect when made), or (y) Purchaser, at the Closing, has actual knowledge that any of the representations made by Seller in the Seller's Update Certificate are untrue in any material respect (or Purchaser is deemed to have knowledge that any of the representations set forth in the Seller's Update Certificate are untrue in any material respect), then Purchaser's sole remedy for any such misrepresentation by Seller shall be to terminate this Agreement by giving notice thereof to Seller on or prior to the Closing Date, in which event the provisions of Section 10 hereof shall apply (it being agreed that Purchaser shall be deemed to have actual knowledge of any information relating to the Property that is delivered to Purchaser or is otherwise made available to Purchaser, at any time prior to the Closing Date, either by or on behalf of Seller, including, without limitation, by Broker (hereinafter defined), any Seller's agent, or any partner, member, director, officer, employee or agent of Seller, Broker or any Seller's agent). If Purchaser fails to deliver such termination notice to Seller on or prior to the Closing Date, then Purchaser shall proceed to Closing in accordance with the terms hereof and Seller, after the Closing, shall have no liability whatsoever to Purchaser with respect to any such misrepresentation of which Purchaser has knowledge, or is deemed to have knowledge, as of the Closing Date.

     C. Purchaser hereby represents and warrants to Seller that:

     (i) Purchaser is a limited liability company, duly organized and validly existing under the laws of the State of Delaware and licensed to do business in the State of Connecticut. Purchaser's tax identification number is ________________;

     (ii) Purchaser has the power and authority to conduct its business and to execute and deliver, and perform Purchaser's obligations under, this Agreement;

     (iii) Purchaser's execution and delivery of this Agreement, and the performance of Purchaser's obligations hereunder, have been authorized by all necessary action on the part of Purchaser; (iv) all necessary consents for Purchaser to enter into this Agreement and perform its obligations hereunder have been obtained and there are no pending actions or investigations the outcome of which could adversely affect Purchaser's ability to perform Purchaser's obligations hereunder; and

     (v) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Purchaser does not violate any provision of, or cause a default under, or result in the acceleration of any obligation under, any agreement to which Purchaser is a party or any law, statute, rule, ordinance, regulation or requirement by which Purchaser or the properties, assets, business or operations of Purchaser may be bound or affected; do not require the consent or approval of any court, administrative or governmental authority; and do not result in the creation or imposition of any lien or equity of any kind whatsoever upon, or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to, any agreement to which Purchaser is a party or the business or operations of Purchaser or any of its properties or assets.

     12. No Implied Representations.  Purchaser represents,  warrants and agrees
(i) that Purchaser has examined and understands the operation and/or condition of the Property, (ii) that Purchaser has made such examination of the operation, income and expenses of the Property, as well as all other matters and documents affecting or relating to this transaction, as Purchaser deemed necessary, and
(iii) that, except for the express representations and warranties of Seller set forth in this Agreement, neither Seller nor its affiliates, or any employees, agents, attorneys, partners, members, officers, directors, advisors or property manager of Seller or its affiliates have made any verbal or written representations, warranties or statements of any nature or kind whatsoever to Purchaser, whether expressed or implied, and, in particular, that no representations or warranties have been made with respect to (a) the physical condition or operation of the Property (including, without limitation, (I) the absence or presence of hazardous substances at, in or adjacent to the Property, or (II) the compliance of the Property with applicable legal or insurance requirements regarding hazardous substances), (b) the revenues and expenses of the Property, (c) the zoning and other laws, regulations and rules applicable to the Property or the compliance of the Property therewith, (d) the Space Leases, the Security Deposits, the Third- Party Contracts, the Contract Rights, and any rights or obligations of Seller thereunder, (e) the occupancy of the Real Estate or any part thereof, (f) the quantity, quality or condition of the Fixtures, or
(g) any other matter or thing affecting or related to the Property or the transactions contemplated hereby, except as and solely to the extent expressly set forth in this Agreement. Purchaser agrees that Seller shall not be bound in any manner whatsoever by any guarantees, promises, projections, or other information pertaining to the Property made, furnished or claimed to have been made or furnished by Seller or any affiliates, employees, agents, attorneys, partners, members, officers, directors, advisors or property manager of Seller or any broker, whether verbally or in writing, except as expressly set forth in this Agreement. Purchaser acknowledges and agrees that, except as otherwise expressly provided in this Agreement, Purchaser agrees to take the Property on an "as is, where-is" basis, with all faults, in substantially its present condition, subject to ordinary use, wear and tear and natural deterioration and any Space Lease Action (hereinafter defined) between the date hereof and the Closing and subject to casualty and condemnation to the extent provided in this Agreement. Purchaser hereby waives, to the extent permitted by law, any and all implied warranties.

     13. Operation during the Contract Period.

     A. Space Leases.

     (i) Subject to this Section 13 and Section 14 hereof, between the date hereof and the Closing (such period hereinafter referred to as the "Contract Period"), Seller shall keep and maintain the Improvements and the Additional Property in the manner presently maintained and operated by Seller (excepting only ordinary wear and tear and natural deterioration and any maintenance which is the obligation of the Tenants to provide). Seller shall not (i) enter into any Space Leases, or (ii) terminate any Space Lease, or (iii) amend, modify, renew, or extend any Space Lease, except in each case as provided for under such Space Lease, other than, in each case, with the consent of Purchaser, not to be unreasonably withheld; provided, however, that (a) if Purchaser fails to object to any such action by Seller within five (5) days after Seller gives Purchaser notice thereof, then Purchaser is deemed to have consented to such Space Lease Action, and (b) upon notice to Purchaser, Seller may terminate any Space Lease during the Contract Period by reason of the Tenant's default thereunder (beyond the expiration of any applicable grace period) without Purchaser's prior consent. Notwithstanding the foregoing, Seller makes no assurances that the Space Leases will be in force and effect on the Closing Date. Any new Space Lease, termination of a Space Lease, or amendment, modification, renewal, expansion, extension or waiver of any right to terminate any Space Lease (or any other action that results in liability for a brokerage commission) that in any case becomes effective from and after the date hereof being referred to herein as a "Space Lease Action". Seller shall promptly provide Purchaser with a copy of any written notice of default under any Space Lease given or received between the date hereof and the Closing Date.

     (ii) Purchaser shall pay to Seller at the Closing, in addition to the Purchase Price and the other amounts then due to Seller hereunder, an amount equal to the costs incurred by Seller in connection with any Space Lease Actions to which Purchaser consents or is deemed to have consented as contemplated by this Section 13 (including, without limitation, brokerage commissions, legal fees, takeover expenses, free rent, the costs of work performed by or on behalf of Seller in the Improvements and the Additional Property and work allowances incurred in connection with such Space Lease Actions). Purchaser, during the Contract Period, shall not contact, speak to, or commence any negotiations or discussions with any Tenant or prospective Tenant without the prior written consent of Seller in each case. Nothing contained in this Section 13 abrogates Purchaser's obligation to accept the Property in the condition described in
Section 12 hereof.

     B. Third-Party Contracts. Seller or its agents, during the Contract Period, may enter into contracts with third-parties relating to the Real Estate or the Additional Property to the extent reasonably necessary for the operation of the Property during the Contract Period, provided that each such third-party contract is terminable by Seller (or its agent) without penalty or premium on not more than thirty (30) days' prior notice to the counterparty thereunder (it being understood, however, that Seller or its agents, during the Contract Period, may enter into (x) third-party contracts that constitute brokerage agreements in connection with Space Lease Actions to which Purchaser consents or is deemed to have consented under Section 13A(i) hereof and (y) contracts for the restoration of the Real Property and the Additional Property after a casualty or a condemnation without such brokerage agreements or contracts being terminable on thirty (30) days' prior notice).

     C. Personal Property. Subject to Section 1D hereof and to this Section 13C, Seller, during the Contract Period, shall not remove from the Property any item of Personal Property included in the sale, unless such item, in each case, is replaced with a similar item of comparable utility and value. Seller shall not be deemed to be in default in respect of Seller's covenant under this Section 13C if Seller or a Tenant performs during the Contract Period alterations to the Improvements in accordance with the terms of such Tenant's Space Lease or any Space Lease Action.

     D. Contract Rights. Seller, during the Contract Period, (i) shall exercise all rights and comply with all obligations under the Contract Rights in substantially the same manner as it generally did prior to the date hereof, and
(ii) shall not amend or modify any permits with respect to the Improvements and the Additional Property, except to comply with any Space Lease, applicable law or insurance requirements or as required in connection with any Space Lease Action.

     E. Insurance. During the Contract Period, Seller shall maintain substantially the same insurance coverage with respect to the Property as it maintains on the date hereof, to the extent that such insurance coverage remains available at commercially reasonable rates.

     14. Casualty and Condemnation. If, prior to the Closing Date, (i) any portion of the Real Estate is damaged or destroyed by fire or other casualty and the reasonable cost to repair same exceeds an amount equal to ten percent (10%) of the Purchase Price, (ii) a portion of the Real Estate is taken by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated) and the remaining portion of the Real Estate cannot be reasonably expected to be operated in a manner that yields substantially the same economic return on Purchaser's investment as the Real Estate immediately prior to such taking, or (iii) at least ten percent (10%) of the gross area of the Improvements is taken by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), then Seller shall notify Purchaser of such fact and Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than ten (10) business days after Seller gives such notice to Purchaser. If this Agreement is terminated pursuant to this Section 14, then neither party shall thereafter have any rights or obligations hereunder (other than any such rights or such obligations that are expressly stated herein to survive the termination hereof), except that Seller shall cause Escrow Agent to pay the Down payment (together with all interest thereon, if any) to Purchaser. If Purchaser does not elect to terminate this Agreement or has no right to terminate this Agreement pursuant to this
Section 14, then (x) Purchaser shall accept so much of the Real Estate as remains after such casualty or taking in its "as-is" condition with no abatement of the Purchase Price, (y) subject to the rights of the Tenants under the Space Leases, at the Closing, Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all of Seller's interest in and to (I) all insurance proceeds for such casualty, and (II) all awards for such taking by eminent domain, less, in either case, costs incurred by Seller to collect the same and the portion thereof that Seller uses to make temporary or emergency repairs to the Real Estate or the Additional Property, and (z) at the Closing, Seller shall assign to Purchaser all of Seller's rights under, and Purchaser shall assume Seller's obligations thereafter arising under, the contracts to which Seller is a party with respect to any such repair or restoration of the Real Property or the Additional Property after any such casualty or taking.

     15. Escrow.

     A. The Downpayment shall be held by Escrow Agent, counsel to Seller, upon the following terms and conditions:

     (i) Escrow  Agent  shall  deposit  the Down  payment  in a savings  account bearing interest with JPMorganChase Bank, or invest such proceeds in a government insured deposit account, or after due regard for the Closing Date, in short term government securities or certificates of deposit. At the time that the Downpayment is delivered to a bank or other institution in accordance with this clause (i), for tax purposes, Escrow Agent shall notify such bank or other institution, as the case may be, of Seller's and Purchaser's respective tax identification numbers, as set forth in this Agreement. At the time Escrow Agent delivers the Downpayment together with the accrued interest thereon in accordance with this Section 15, Escrow Agent shall direct each bank and other institution which has held the Downpayment, as the case may be, to (a) credit for tax purposes the interest accrued on the Downpayment to Seller or Purchaser or both, as the case may be, in proportion to the amount of the interest each receives in accordance with this Section 15 and (b) prepare and deliver any tax forms prepared by such bank or other institution, as the case may be, accordingly. In the event that the Downpayment has not been delivered by Escrow Agent pursuant to this Agreement prior to the preparation of any such tax forms, Escrow Agent shall direct each bank and other institution that has held the Down payment, as the case may be, to credit for tax purposes the interest accrued on the Downpayment to Seller and to prepare any tax forms accordingly; provided, however, if after the Closing or earlier termination of this Agreement any such tax forms prepared and delivered do not accurately reflect the distribution of the Downpayment among Seller and Purchaser, Escrow Agent shall direct each bank and other institution that has held the Down payment, as the case may be, to amend, correct and reissue such tax forms to accurately reflect the distribution of the Downpayment.

     (ii) Escrow Agent shall deliver to Seller the Downpayment (together with all interest thereon, if any) at and upon the Closing.

     (iii) If this Agreement is terminated in accordance with the terms hereof, or if the Closing does not take place under this Agreement by reason of the failure of either party to comply with such party's obligations hereunder, Escrow Agent shall pay the Downpayment (together with all interest thereon, if any) to Seller or Purchaser, as the case may be, in accordance with the provisions of this Agreement.

     B. It is agreed that:

     (i) the duties of Escrow  Agent are only as  specifically  provided in this
Section 15, and, except for the provisions of subsection C of this Section 15, are purely ministerial in nature, and Escrow Agent shall incur no liability whatsoever except for willful misconduct or gross negligence, as long as Escrow Agent has acted in good faith;

     (ii) Escrow Agent shall not be liable or responsible for the collection of the proceeds of any check for the Downpayment;

     (iii) in the performance of Escrow Agent's duties under this Agreement, Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by Escrow Agent to be genuine and signed by either of the other parties or their successors;

     (iv) Escrow Agent may assume that any person purporting to give any notice of instructions in accordance with the provisions of this Agreement has been duly authorized to do so, provided (a) such instructions come from Seller or Purchaser or their respective attorneys, and (b) unless such instructions are joint instructions, Escrow Agent gives at least ten (10) business days' prior notice to the party who did not execute such notice of instructions of its intention to act on such instructions prior to doing so (and Escrow Agent shall not release the Downpayment pursuant to any such instructions if such party who did not execute such notice of instructions, within said ten (10) business days, gives Escrow Agent instructions not to release the Downpayment);

     (v) Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless in writing and signed by Escrow Agent, Seller and Purchaser;

     (vi) except as provided in subsection C of this Section 15, Seller and Purchaser shall jointly and severally reimburse and indemnify Escrow Agent for, and hold Escrow Agent harmless against, any and all loss, liability, costs or expenses in connection herewith, including, without limitation, reasonable attorneys' fees and disbursements, incurred without willful misconduct or gross negligence on the part of Escrow Agent arising out of or in connection with Escrow Agent's acceptance of, or the performance of Escrow Agent's duties and obligations under, this Agreement, as well as the reasonable costs and expenses of defending against any claim or liability arising out of or relating to this Agreement; and

     (vii) Seller and Purchaser each hereby release Escrow Agent from any act done or omitted to be done by Escrow Agent in good faith in the performance of Escrow Agent's duties under this Agreement.

     C. Subject to the terms hereof, Escrow Agent is acting as a stakeholder only with respect to the Downpayment (and the interest earned thereon), as the case may be. If there is any dispute as to whether Escrow Agent is obligated to deliver all or any portion of the Down payment (and the interest earned thereon), or as to whom the Downpayment (and the interest earned thereon) is to be delivered, then Escrow Agent shall not be required to make any delivery, but in such event Escrow Agent shall hold the same until receipt by Escrow Agent of an authorization in writing, signed by all of the parties having any interest in such dispute, directing the disposition of the Downpayment (and the interest earned thereon), as the case may be, or in the absence of such authorization Escrow Agent shall hold the Downpayment (and the interest earned thereon), as the case may be, until the final determination of the rights of the parties in an appropriate proceeding. If such written authorization is not given, or proceedings for such determination are not begun within thirty (30) days after the date Escrow Agent shall have received written notice of such dispute, and thereafter diligently continued, Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Downpayment (and the interest earned thereon), as the case may be, in court pending such determination. Escrow Agent shall be reimbursed for all costs and expenses of the aforesaid action or proceeding including, without limitation, reasonable attorneys' fees and disbursements, by the party determined not to be entitled to the Downpayment (and the interest earned thereon), as the case may be, or if the proceeds of the Downpayment (and the interest earned thereon), as the case may be, is split between the parties hereto, such costs of Escrow Agent shall be split, pro rata, between Seller and Purchaser, based upon the amount of the proceeds of the Downpayment (and the interest earned thereon), as the case may be, received by each. Upon making delivery of the proceeds of the Downpayment (and the interest earned thereon), as the case may be, in the manner provided in this Agreement, Escrow Agent shall have no further liability hereunder.

     D. Escrow Agent has executed this Agreement solely to confirm that Escrow Agent has received the Down payment and shall hold the Down payment (and the interest earned thereon) pursuant to the provisions of this Agreement.

     E. Escrow Agent shall have the right to represent Seller in any dispute between Seller and Purchaser with respect to the Downpayment (and the interest earned thereon) or otherwise.

     16. Limitation on Seller's Personal Liability. Purchaser agrees that it shall look solely to the Property, and not to (x) any other assets of Seller or
(y) Seller's directors, officers, employees, shareholders, members, partners, affiliates or agents, to enforce Purchaser's rights hereunder, and that none of the directors, officers, employees, shareholders, members, partners, affiliates or agents of Seller shall have any personal obligation or liability hereunder, and that Purchaser shall not seek to assert any claim or enforce any of
Purchaser's rights hereunder against any directors, officers, employees, shareholders, members, partners, affiliates or agents of Seller or against any other person, partnership, limited liability company, corporation or trust, as principal of Seller, whether disclosed or undisclosed. The provisions of this
Section 16 shall survive the Closing.

     17. Seller's Default. If Seller defaults in the performance of Seller's material obligations hereunder (of which default Purchaser shall notify Seller and give Seller a reasonable period of time to cure, not to exceed thirty (30)
days), then Purchaser, as Purchaser's sole remedy, may either (i) terminate this Agreement by giving notice thereof to Seller and upon the giving of such notice this Agreement shall terminate and thereafter neither party shall have any further rights or obligations hereunder at law or in equity, for damages or otherwise (other than any such rights or such obligations that are expressly stated herein to survive the termination hereof), except that, subject to the terms of Section 15 hereof, Escrow Agent shall deliver the Down payment (together with all interest thereon, if any) to Purchaser, or (ii) bring an action against Seller to seek specific performance of Seller's material obligations hereunder. The terms of this Section 17 shall survive the termination of this Agreement.

     18. Purchaser's Default. If Purchaser defaults hereunder or fails or refuses to perform Purchaser's obligations in accordance with this Agreement, then Seller's sole remedy shall be to terminate this Agreement by giving notice thereof to Purchaser, and, upon the giving of such notice, this Agreement shall terminate and neither party shall thereafter have any rights or obligations hereunder (other than any such rights or such obligations that are expressly stated in this Agreement to survive the termination thereof), except that, subject to the terms of Section 15 hereof, Escrow Agent shall deliver the Down payment (together with all interest thereon, if any) to Seller, as liquidated damages and as Seller's sole and absolute remedy, it being agreed that Seller's actual damages would be difficult or impossible to ascertain. The terms of this
Section 18 shall survive the termination of this Agreement.

     19. Conditions Precedent.

     A. Subject to the terms of this Agreement, Purchaser shall have no obligation to consummate the transaction contemplated hereby at the Closing unless (I) all of Seller's representations as set forth in Section 11A hereof, as the same may be updated by Seller's Update Certificate, are true and correct in all material respects on the Closing Date, (II) the Seller's Update Certificate indicates that Seller's representations as set forth in clauses (i),
(ii), (iii), (iv), (v), (vii) and (xiii) (other than condemnation or eminent domain proceedings) of Section 11A hereof are true and correct in all material respects on and as of the Closing Date without being modified as of the Closing Date to reflect changed facts or circumstances, (III) Seller has performed in all material respects the material obligations on Seller's part to be performed hereunder on or prior to the Closing Date, and (IV) any other conditions precedent set forth herein to Purchaser's obligation to consummate the transaction contemplated hereby have been satisfied in all material respects (it being understood that Purchaser shall have the right to waive any such conditions precedent to Purchaser's obligation to consummate the transaction contemplated hereby). If Purchaser elects to proceed to the Closing with actual knowledge of (i) a default in any of the covenants, agreements or obligations to be performed by Seller under this Agreement, and/or (ii) an inaccuracy in or untruthfulness of any representation or warranty of Seller made in this Agreement, then, upon the consummation of the Closing, Purchaser shall be deemed to have waived any such default and/or inaccuracy and shall have no claim against Seller on account thereof.

     B. Subject to the terms of this Agreement, Seller shall have no obligation to consummate the transaction contemplated hereby at the Closing unless (i) all of Purchaser's representations as set forth herein are true and correct in all material respects when made, (ii) Purchaser has performed all of the obligations on Purchaser's part to be performed on or prior to the Closing Date, (iii) the Purchaser's Update Certificate indicates that Purchaser's representations as set forth in Section 11C hereof are true and correct as of the Closing Date without being modified as of the Closing Date to reflect changed facts or circumstances, and (iv) any other conditions precedent set forth herein to Seller's obligation to consummate the transaction contemplated hereby have been satisfied (it being understood that Seller shall have the right to waive any such conditions precedent to Seller's obligation to consummate the transaction contemplated hereby). If Seller elects to proceed to the Closing with actual knowledge of (i) a default in any of the covenants, agreements or obligations to be performed by Purchaser under this Agreement, and/or (ii) an inaccuracy in or untruthfulness of any representation or warranty of Purchaser made in this Agreement, then, upon the consummation of the Closing, Seller shall be deemed to have waived any such default and/or inaccuracy and shall have no claim against Purchaser on account thereof.

     20. Notices. All notices, demands or requests made pursuant to, under or by virtue this Agreement (in each case, a "Notice") must be in writing and sent to the party to which the Notice is being made by certified or registered mail, return receipt requested, commercial overnight delivery service, or delivered by hand with receipt acknowledged in writing as follows:

     To Seller:
                           Maiden Lane Associates,  Ltd.
                           c/c Ambase Corporation
                           100 Putnam Green
                           Greenwich, CT 06831
                           Attention: Richard A. Bianco

                  with a copy to:

                           Wiggin and Dana LLP
                           400 Atlantic Street
                           Stamford, CT 06901
                           Attention:  John J. Ginley III, Esq.

                  To Purchaser:

                           c/c Ceruzzi Holdings LLC
                           1720 Post Road
                           Fairfield, CT 06430
                           Attention:  Louis Ceruzzi, Jr.

                  with a copy to:

                           Ceruzzi Holdings LLC
                           1720 Post Road
                           Fairfield, CT 06430
                           Attention:  Arthur Hooper, Esq.

     All Notices (i) shall be deemed given upon (x) the date which is three (3) business days after the date the same is deposited with the United States Postal Service, in the case of Notices delivered by registered or certified mail, or
(y) the date of delivery of such Notice or refusal to accept delivery of such Notice, in the case of notices given by commercial overnight delivery service or hand delivery, and (ii) may be given either by a party hereto or by such party's attorney set forth above.

     21. Assignment of Agreement. Purchaser shall not assign its rights under this Agreement or delegate Purchaser's duties hereunder, without the prior written consent of Seller, which consent may be withheld, delayed and conditioned by Seller in its sole discretion.

     22. Broker.

     A. Purchaser represents and warrants to Seller that Purchaser dealt with no broker, finder or salesperson in connection with this Agreement other than CB Richard Ellis, Inc. ("Broker"). Purchaser shall indemnify Seller, and hold Seller harmless, from and against, any and all losses, damages, liabilities, costs and expenses (including without limitation, reasonable attorneys' fees and disbursements) incurred by Seller to the extent arising out of a claim for commission or other compensation made by a broker, finder or other person (other than Broker) with whom Purchaser dealt in connection herewith.

     B. Seller represents and warrants to Purchaser that Seller dealt with no broker, finder or salesperson in connection with this Agreement other than Broker. Seller shall pay any commission payable to Broker in connection with this transaction pursuant to a separate agreement between Seller and Broker. Seller shall indemnify Purchaser, and hold Purchaser harmless, from and against, any and all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by Purchaser to the extent arising out of a claim for commission or other compensation made by a broker, finder or other person (including, without limitation, Broker) with whom Seller dealt in connection herewith.

     C. The provisions of this Section 22 shall survive the Closing.

     23. Like-Kind Exchange.

     A. Purchaser, at the request of Seller, agrees to cooperate with Seller so that Seller may dispose of the Real Estate in a transaction intended to qualify in whole or in part as a tax-deferred exchange pursuant to Section 1031 of the Tax Code. In order to implement such exchange, Seller, upon written notice to Purchaser, may assign its rights, but not its obligations, under this Agreement to a third party designated by Seller to act as a qualified intermediary (as such phrase is defined in applicable Internal Revenue Service regulations), and Purchaser agrees to make all payments due hereunder to or as may be directed by such intermediary and to execute such instruments as Seller may reasonably request in connection therewith; provided, however, that Purchaser shall not be required to incur any additional expense (unless reimbursed by Seller) or liability (other than to a de minimis extent) as a result of such cooperation, exchange or assignment; and Seller agrees that Seller shall save, defend, indemnify and hold Purchaser harmless from and against any and all liability incurred by Purchaser as a result of any such cooperation, exchange or assignment.

     B. The provisions of this Section 23 shall survive the Closing.

     24. Entire Agreement. This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof, and all agreements heretofore had or made between the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of said parties.

     25. Amendments. This Agreement may not be changed, modified or terminated, except by an instrument executed by all of the parties hereto.

     26. No Waiver. No waiver by either party of any failure or refusal to comply with its obligations under this Agreement shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

     27. Successors and Assigns. The stipulations aforesaid shall inure to the benefit of, and shall bind, the heirs, executors, administrators, successors and permitted assigns of the respective parties.

     28. Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

     29. Section Headings. The headings of the various Sections of this Agreement have been inserted only for the purposes of convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain or restrict any of the provisions of this Agreement.

     30. Governing Law. This Agreement shall be governed by, interpreted under and construed and enforced in accordance with, the laws of the State of Connecticut.

     31. Confidentiality. Except as may be required by law or in connection with any court or administrative proceeding or by any applicable regulation, including, without limitation, state or federal securities laws or requirements if the New York Stock Exchange, the Securities and Exchange Commission, rating agencies or similar agencies or bodies, neither Seller, Purchaser nor their respective designees shall issue or cause the publication of any press release or other public announcement, or cause, permit or suffer any other disclosure which sets forth the terms of the transactions contemplated hereby to any party other than Seller's or Purchaser's partners, prospective partners, members, prospective members, directors, officers, employees, counsel, advisors, accountants, lenders or prospective lenders, investors or prospective investors, without first obtaining the written consent of the other party.

     32. No Recording or Notice of Pendency. The parties hereto agree that neither this Agreement nor any memorandum of notice hereof shall be recorded, and Purchaser agrees not to file any notice of pendency or other instrument against the Property.

     33. Counterparts. This Agreement may be executed in counterparts, it being understood that all such counterparts, taken together, shall constitute one and the same agreement. The exchange of counterparts of this Agreement between the parties by means of facsimile transmissions which shall contain accurate reproductions of the signatures hereto shall constitute a valid exchange of this Agreement and it shall be binding upon the parties hereto.

     34. Due Diligence Period. Purchaser shall have the right to conduct a due diligence review (the "Due Diligence Review") of the Property which due diligence period shall expire at 3:00 P.M. (New York time) on June 10, 2005 (the "Due Diligence Period"). On or before the expiration of the Due Diligence Period, Purchaser shall deliver written notice (the "Diligence Notice") to Seller stating either:


     34.1. that Purchaser elects to terminate this Agreement, in which event Escrow Agent shall deliver the Downpayment (together with all interest thereon, if any) to Purchaser and this Agreement shall terminate and thereafter neither party shall have any further rights or obligations hereunder at law or in equity, for damages or otherwise (other than any such rights or such obligations that are expressly stated herein to survive the termination hereof); or

     34.2. that Purchaser elects not to terminate this Agreement, in which event Purchaser shall thereupon be deemed to have waived any right to terminate this Agreement pursuant to the provisions of this Section 34, this Agreement shall continue in full force and effect in accordance with its terms, and the Downpayment shall thereupon become nonrefundable.

     The failure of Purchaser to deliver any Diligence Notice to Seller during the Due Diligence Period as provided in the immediately preceding sentence shall be deemed to be the delivery of a Diligence Notice by Purchaser at 3:00 p.m. (New York time) on the last day of the Due Diligence Period under Section 34.1 above. Time shall be of the essence with respect to Purchaser's right and obligation to deliver the Diligence Notice.

                                  [END OF TEXT]

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.



                           MAIDEN LANE ASSOCIATES, LTD., Seller


                           By:      /s/ Richard A. Bianco
                                    -----------------------------
                                    Name:  Richard A. Bianco
                                    Title:  President




                           CERUZZI HOLDINGS LLC, Purchaser


                           By:      /s/ Louis L. Ceruzzi, Jr.
                                    -----------------------------
                                    Name:  Louis L. Ceruzzi, Jr.
                                    Title:  President


     The  undersigned  has  executed  this  Agreement   solely  to  confirm  the
undersigned's acceptance of the duties of Escrow Agent as set forth in Section 15 hereof.


                                    WIGGIN AND DANA LLP


                                    By:     /s/ John Ginley, III
                                            ----------------------

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